ETF Opportunities Trust N-CSR

Exhibit 99.CODE ETH

ETF OPPORTUNITIES TRUST

CODE OF ETHICS FOR SENIOR OFFICERS

Preamble

Section 406 of the Sarbanes-Oxley Act of 2002 directs that rules be adopted disclosing whether a company has a code of ethics for senior financial officers.  The U.S. Securities and Exchange Commission (the "SEC") has adopted rules requiring annual disclosure of an investment company's code of ethics applicable to the company's principal executive as well as principal financial officers, if such a code has been adopted. In response, ETF Opportunities Trust (the "Company") has adopted this Code of Ethics (the "Code").

Statement of Policy

It is the obligation of the senior officers of the Company to provide full, fair, timely and comprehensible disclosure--financial and otherwise--to Company shareholders, regulatory authorities and the general public. In fulfilling that obligation, senior officers must act ethically, honestly and diligently. This Code is intended to enunciate guidelines to be followed by persons who serve the Company in senior officer positions. No Code of Ethics can address every situation that a senior officer might face; however, as a guiding principle, senior officers should strive to implement the spirit as well as the letter of applicable laws, rules and regulations, and to provide the type of clear and complete disclosure and information Company shareholders have a right to expect.

The purpose of this Code of Ethics is to promote high standards of ethical conduct by Covered Persons (as defined below) in their capacities as officers of the Company, to instruct them as to what is considered to be inappropriate and unacceptable conduct or activities for officers and to prohibit such conduct or activities. This Code supplements other policies that the Company and its adviser has adopted or may adopt in the future with which Company officers are also required to comply (e.g., code of ethics relating to personal trading and conduct).

Covered Persons

This Code of Ethics applies to those persons appointed by the Company's Board of Trustees as Chief Executive Officer, President, Chief Financial Officer and Chief Accounting Officer, or persons performing similar functions.

Promotion of Honest and Ethical Conduct

In serving as an officer of the Company, each Covered Person must maintain high standards of honesty and ethical conduct and must encourage his colleagues who provide services to the Company, whether directly or indirectly, to do the same.

Each Covered Person understands that as an officer of the Company, he has a duty to act in the best interests of the Company and its shareholders. The interests of the Covered Person's personal interests should not be allowed to compromise the Covered Person from fulfilling his duties as an officer of the Company.

If a Covered Person believes that his personal interests are likely to materially compromise his objectivity or his ability to perform the duties of his role as an officer of the Company, he should consult with the Company's chief legal officer or outside counsel. Under appropriate circumstances, a Covered Person should also consider whether to present the matter to the Trustees of the Company or a committee thereof.

No Covered Person shall suggest that any person providing, or soliciting to be retained to provide, services to a Company give a gift or an economic benefit of any kind to him in connection with the person's retention or the provision of services.

Promotion of Full, Fair, Accurate, Timely and Understandable Disclosure

No Covered Person shall create or further the creation of false or misleading information in any SEC filing or report to Company shareholders. No Covered Person shall conceal or fail to disclose information within the Covered Person's possession legally required to be disclosed or necessary to make the disclosure made not misleading. If a Covered Person shall become aware that information filed with the SEC or made available to the public contains any false or misleading information or omits to disclose necessary information, he shall promptly report it to Company counsel, who shall advise such Covered Person whether corrective action is necessary or appropriate.

Each Covered Person, consistent with his responsibilities, shall exercise appropriate supervision over, and shall assist, Company service providers in developing financial information and other disclosure that complies with relevant law and presents information in a clear, comprehensible and complete manner. Each Covered Person shall use his best efforts within his area of expertise to assure that Company reports reveal, rather than conceal, the Company's financial condition.

Each Covered Person shall seek to obtain additional resources if he believes that available resources are inadequate to enable the Company to provide full, fair and accurate financial information and other disclosure to regulators and Company shareholders.

Each Covered Person shall inquire of other Company officers and service providers, as appropriate, to assure that information provided is accurate and complete and presented in an understandable format using comprehensible language.

Each Covered Person shall diligently perform his services to the Company, so that information can be gathered and assessed early enough to facilitate timely filings and issuance of reports and required certifications.

Promotion of Compliance with Applicable Government Laws, Rules and Regulations

Each Covered Person shall become and remain knowledgeable concerning the laws and regulations relating to the Company and its operations and shall act with competence and due care in serving as an officer of the Company. Each Covered Person with specific responsibility for financial statement disclosure will become and remain knowledgeable concerning relevant auditing standards, generally accepted accounting principles, FASB pronouncements and other accounting and tax literature and developments.

Each Covered Person shall devote sufficient time to fulfilling his responsibilities to the Company.

Each Covered Person shall cooperate with the Company's independent auditors, regulatory agencies and internal auditors in their review or inspection of the Company and its operations.

No Covered Person shall knowingly violate any law or regulation relating to the Company or their operations or seek to illegally circumvent any such law or regulation.

No Covered Person shall engage in any conduct involving dishonesty, fraud, deceit or misrepresentation involving the Company or their operations.

Promoting Prompt Internal Reporting of Violations

Each Covered Person shall promptly report his own violations of this Code and violations by other Covered Persons of which he is aware to the Chairman of the Company's Audit Committee.

Any requests for a waiver from or an amendment to this Code shall be made to the Chairman of the Company's Audit Committee. All waivers and amendments shall be disclosed as required by law.

Sanctions

Failure to comply with this Code will subject the violator to appropriate sanctions, which will vary based on the nature and severity of the violation.  Such sanctions may include censure, suspension or termination of position as an officer of the Company. Sanctions shall be imposed by the Company's Audit Committee, subject to review by the entire Board of Trustees of the Company.

Each Covered Person shall be required to certify annually whether he has complied with this Code.

No Rights Created

This Code of Ethics is a statement of certain fundamental principles, policies and procedures that govern the Company's senior officers in the conduct of the Company's business. It is not intended to and does not create any rights in any employee, investor, supplier, competitor, shareholder or any other person or entity.

Recordkeeping

The Company will maintain and preserve for a period of not less than six (6) years from the date such action is taken, the first two (2) years in an easily accessible place, a copy of the information or materials supplied to the Board (1) that provided the basis for any amendment or waiver to this Code and (2) relating to any violation of the Code and sanctions imposed for such violation, together with a written record of the approval or action taken by the Board.

Amendments

The Trustees will make and approve such changes to this Code of Ethics as they deem necessary or appropriate to effectuate the purposes of this Code.

Dated:  October 7, 2021